Exhibit 14.2

INSIGHTFULMIND LEARNING, INC.

CODE OF ETHICS
(amended May 14, 2009)

Overview

InsightfulMind has adopted a code of ethical conduct (the “Code”) that is applicable to every director, employee and consultant of the company and its affiliates (collectively the “Employee” or “Employees”). The Code reaffirms the high standards of business conduct required of all Employees. The Code is part of InsightfulMind’s continuing efforts to (1) ensure that it complies with all applicable laws, (2) have an effective program in place to prevent and detect violations of law, and (3) educate and train its Employees to be aware and understand ethical business practices. In most circumstances, the Code sets standards that are higher than the law requires.

InsightfulMind has also adopted eight corporate values: Focus, Respect, Excellence, Accountability, Teamwork, Integrity, Open Communications and Positive Attitude. See Schedule “A” for a statement on each value. The values have been adopted to provide a framework for all Employees in conducting themselves in their jobs. These values are not intended to substitute for the Code, but will serve as guidelines in helping the Employees to conduct InsightfulMind’s business in accordance with the Code.

The Code is not intended to cover every possible situation in which an Employee may find himself or herself. It is meant to give each Employee the boundaries within which InsightfulMind expects each Employee to conduct himself or herself while representing InsightfulMind. An Employee may find himself or herself in a situation where there is no clear guidance given by the Code. If that occurs, return to the objective stated below: common sense, good judgment, high ethical standards and integrity, and refer to InsightfulMind’s values. In addition, there are many resources upon which an Employee may rely, including the President and other InsightfulMind officers and management.

Objective

One of InsightfulMind’s objectives is to conduct all business operations in the utmost ethical manner utilizing common sense, good judgment, high ethical standards and integrity. InsightfulMind cares about its Employees, shareholders, clients, suppliers, and the communities in which it conducts its business operations. In the course of meeting its business objectives, InsightfulMind considers it essential that all Employees understand and comply with the Code and therefore share and participate in InsightfulMind’s way of conducting business.

Standard of Conduct

InsightfulMind insists that all aspects of its business operations are conducted with honesty, integrity and fairness, and with respect for the interests of those affected by its business and activities. InsightfulMind also expects the same in its relationships with all those with whom it does business.

Each Employee must maintain and foster integrity and honesty in all dealings with clients and all business transactions. Each Employee must commit to act according to the highest ethical standards and is expected to apply ethical business practices in administrative and financial aspects of the business operations of InsightfulMind.

No code of conduct can hope to lay down appropriate behavior for every situation, nor should it seek to do so. Each Employee is required to make a careful and considered judgment of what is right and proper in any particular situation.

It is the obligation of every Employee in conducting the business operations of InsightfulMind to be responsible, honest, trustworthy, conscientious, and dedicated to the highest standards of ethical business practices. Accordingly, all Employees are required to avoid not only impropriety, but also the appearance of impropriety in conducting the business operations of InsightfulMind.

Obeying the Law

All Employees of InsightfulMind are required to comply with (1) the letter and the spirit of laws and regulations of the countries in which InsightfulMind conducts business operations, (2) the accepted business practices in commercial markets, and (3) any contractual terms and conditions applicable to any business transaction.

It is expected that each Employee will use common sense, good judgment, high ethical standards and integrity in all the Employee’s business dealings.

Each Employee must commit to know and abide by all applicable laws and regulations. Employees are expected to be familiar with the Code as it applies to their duties. Each Employee is required to follow and to comply with the Code. A refusal by any Employee to agree to be bound by the Code will be grounds for discipline up to and including dismissal.

A breach of any law, regulation or ethical standard by any Employee will not be justified by the pursuit of profit or the departure from acceptable practice by competitors.

Enforcement of Code

The Code will be enforced at all levels fairly and without prejudice. Any breach of any standard of the Code may result in disciplinary action, up to and including termination.

Mr. Raven Kopelman, InsightfulMind’s Chief Programmer (and a Director), has been appointed as Compliance Officer of InsightfulMind, responsible for overseeing compliance with, and enforcement of, the Code. If an Employee encounters a situation that the Employee is not able to resolve by reference to the Code, the Employee should ask for help from the Compliance Officer if they need assistance in understanding or interpreting any part of the Code.

Any Employee who, in good faith, has reason to believe any operation or activity of InsightfulMind is in violation of the law or of the Code must call the matter to the attention of the Compliance Officer. See Schedule “B” for a non-exhaustive list of reportable violations.

If the Employee has reason to believe that it would be inappropriate to report the operation or activity to the Compliance Officer, the Employee should report it to the Chair of the Audit Committee, Mr. Ken Bogas, who is also a Director of InsightfulMind. All reports will be reviewed and investigated as necessary under the circumstances. The reporting Employee should provide sufficient information to enable a complete investigation to be undertaken.

Any Employee who makes an allegation in good faith reasonably believing that a person has violated the law or the Code will be protected against retaliation.

Violations of the law or the Code will subject Employees to disciplinary action, up to and including termination of employment. In addition, Employees involved may subject themselves and InsightfulMind to severe penalties, including fines and possible imprisonment. Compliance with the law and high ethical standards in the conduct of InsightfulMind’s business should be a top priority for each Employee.

Insider Trading, Securities Compliance and Public Statements

Securities laws prohibit anyone who is in possession of material, non-public information (“Insider Information”) about a company from purchasing or selling stock of that company, or communicating the information to others. Information is considered “material” if a reasonable investor would consider it to be important in making a decision to buy or sell that stock. Some examples include financial results and projections, new products, acquisitions, major new contracts or alliances prior to the time that they are publicly announced. Assuming InsightfulMind lists its shares for trading on a public stock exchange, employees who become aware of such Insider Information about InsightfulMind must refrain from trading in the shares of InsightfulMind until the Insider Information is publicly announced.

Employees must also refrain from disclosing the Insider Information to persons who do not have a need to know, whether they are inside InsightfulMind or outside, such as spouses, relatives or friends.

Assuming InsightfulMind lists its shares for trading on a public stock exchange, InsightfulMind will make regular formal disclosures of its financial performance and results of operations to the investment community. InsightfulMind will also regularly issue press releases. Other than those public statements, which go through official channels, Employees are prohibited from communicating outside InsightfulMind about InsightfulMind’s business, financial performance or future prospects. Such communications include questions from securities analysts, reporters or other news media, but also include seemingly innocent discussions with family, friends, neighbors or acquaintances.

Financial Reporting

InsightfulMind is required to maintain a variety of records for purposes of reporting to the government. InsightfulMind requires all Employees to maintain full compliance with applicable laws and regulations requiring that its books of account and records be accurately maintained. Specifics of these requirements are available from the Compliance Officer.

Accuracy of Records

InsightfulMind’s accounting records and supporting documents must accurately describe and reflect the nature and result of InsightfulMind’s business operations. All activities and results of InsightfulMind’s business operations must be presented in a fair and balanced manner.

All business transactions must be properly authorized as well as completely and accurately recorded on InsightfulMind’s books. Procedures for doing so must comply with InsightfulMind’s financial policy and follow InsightfulMind’s policy for authorization and documentation, as well as follow generally accepted accounting practices. Budget proposals and other financial evaluations and forecasts must fairly represent all information relevant to the business transaction. In addition, no unrecorded cash funds or other asset accounts will be established or maintained for any purpose. Misapplication or improper use of corporate property or false entry to records by any Employee or by others must be reported to InsightfulMind’s board of directors.

Record Keeping and Retention

To help maintain the integrity of InsightfulMind’s record-keeping and reporting systems, each Employee must know his or her area’s records retention procedures, including how data is stored and retrieved. It is that person’s responsibility to know how to document and transact any entries or records that he or she is responsible for. All Employees are expected to comply fully and accurately with all audits, including responding in a timely fashion to requests for records or other material from or on behalf of InsightfulMind’s auditors or management.

Communicating Accurate and Timely Information

In all interactions and communications, whether with shareholders, the public, clients, government agencies, or others inside or outside of InsightfulMind, each Employee is expected to be truthful and forthright. This includes making accurate statements, not misrepresentations or statements intended to mislead or misinform; and responding promptly, accurately, and with full disclosure to requests from governmental agencies for information or documents.

Confidentiality

Employees must respect the confidentiality of information received in the course of business dealings and must never use such information for personal gain. Information given by Employees in the course of business dealings must be true and fair and never designed to mislead.

Confidential information can only be revealed upon written authorization of management.

Employees must not use or disclose InsightfulMind’s trade secrets, proprietary, or confidential information, or any other confidential information gained in the performance of InsightfulMind’s duties as a means of making private profit, gain or benefit.

Employees must not use Internet bulletin boards or chat rooms to discuss matters or opinions related to InsightfulMind or any of its industries, or to respond to comments about InsightfulMind. In today’s electronic age, posting information on Internet bulletin boards or even communicating in chat rooms is the same as “speaking to the media”.

Health and Safety

InsightfulMind is committed to protecting the health and safety of its Employees. InsightfulMind expects employees to obey all laws and regulations designed to protect the health and safety of all employees, and to obtain and fully observe all permits necessary to do business. At the very least, all Employees should be familiar with and comply with safety regulations applicable to their work areas. InsightfulMind will make, to the extent possible, reasonable accommodations for the known physical or mental limitations of its Employees. Employees who require an accommodation should contact the Compliance Officer. InsightfulMind will then engage in an interactive process to determine what reasonable accommodations may exist.

Declaration of Interest

Each Employee is expected to avoid any activity, investment or association that interferes with the independent exercise of his or her judgment in InsightfulMind’s best interests (“Conflicts of Interest”). Conflicts of Interest can arise in many situations and occur most often in cases where the Employee or the Employee’s family obtains some personal benefit at the expense of InsightfulMind’s best interests.

No Employee, or any member of Employee’s immediate family, is allowed to accept money, gifts of other than nominal value, unusual entertainment, loans, or any other preferential treatment from any customer or supplier of InsightfulMind where any obligation may be incurred or implied on the giver or the receiver or where the intent is to prejudice the recipient in favor of the provider. Likewise, no Employee is allowed to give money, gifts of other than nominal value, unusual entertainment or preferential treatment to any customer or supplier of InsightfulMind, or any employee or family members thereof, where any obligation might be incurred or implied, or where the intent is to prejudice the recipient in favor of InsightfulMind. No Employee is allowed to solicit or accept kickbacks, whether in the form of money, goods, services or otherwise, as a means of influencing or rewarding any decision or action taken by a foreign or domestic vendor, customer, business partner, government employee or other person whose position may affect InsightfulMind’s business.

No Employee will use InsightfulMind’s property, services, equipment or business for personal gain or benefit.

Each Employee is required to reveal any personal interest that may impinge or might reasonably be deemed by others to impinge on the Employee’s business dealings with any industry partners of InsightfulMind.

Employees may not: (1) act on behalf of, or own a substantial interest in, any company or firm that does business, or competes, with InsightfulMind; (2) conduct business on behalf of InsightfulMind with any company or firm in which the Employee or a family member has a substantial interest or affiliation. Exceptions require advance written approval from InsightfulMind’s board of directors.

Employees should not create the appearance that they are personally benefiting in any outside endeavor as a result of their employment by InsightfulMind, or that InsightfulMind is benefiting by reason of their outside interests. Any Employee who is not sure whether a proposed action would present a conflict of interest or appear unethical should consult with the Compliance Officer.

InsightfulMind expects its Employees to avoid (1) personal activities and financial interests that could conflict with their responsibilities and obligations and (2) giving assistance to competitors, which could be in conflict with the interests of InsightfulMind or its clients.

Fair Competition

InsightfulMind’s policy is to comply fully with competition and antitrust laws throughout the world. InsightfulMind is committed to vigorous yet fair competition and supports the development of appropriate competition laws. Each Employee must avoid any business arrangement that might prevent the effective operation of fair competition.

International Trade

InsightfulMind must comply with a variety of laws around the world regarding its activities. In some cases, the law prohibits the disclosure of information, whether the disclosure occurs within Canada, the U.S. or elsewhere, and whether or not the disclosure is in writing.

Canadian law, U.S. law, and the Code prohibit giving, offering, or promising anything of value to any public official in Canada, the U.S. or any foreign country to influence any official act, or to cause an official to commit or omit any act in violation of his or her lawful duty. These laws and the Code preclude payments to non-Canadian or non-U.S. government officials for the purpose of obtaining or retaining business, even if the payment is customary in that country.

Government Relations

InsightfulMind is prohibited from making any contributions or expenditures in connection with any Canadian or U.S. national election. This includes virtually any activity that furnishes something of value to an election campaign for a federal office. Use of InsightfulMind’s name in supporting any political position or ballot measure, or in seeking the assistance of any elected representative, requires the specific approval of the President of InsightfulMind. Political contributions or expenditures are not to be made out of InsightfulMind’s funds in any foreign country, even if permitted by local law, without the consent of the President of InsightfulMind.

Vendors, Contractors, Consultants and Temporary Workers

Vendors, contractors, consultants or temporary workers who are acting on InsightfulMind’s behalf, or are on InsightfulMind’s property, are expected to follow the law, the Code, and honor InsightfulMind’s values. Violations will subject the person or firm to sanctions up to and including loss of the contract, the contracting or consulting agreement, or the discharge from temporary assignment.

Compliance with the Code

It is the responsibility of InsightfulMind’s board of directors to ensure that the standards embodied in the Code are communicated to, understood and observed by all Employees. InsightfulMind’s board of directors will not criticize management for any loss of business resulting from adherence to the Code. Equally, InsightfulMind’s board of directors undertakes that no Employee will suffer as a consequence of bringing to their attention, or that of senior management, a breach or suspected breach of the Code.
The standards set out in the Code directly reflect InsightfulMind’s high ethical standards. InsightfulMind expects and requires each and every Employee, as a representative of InsightfulMind, to fulfill InsightfulMind’s ethical commitment in a way that is visible to the outside world with which InsightfulMind conducts its business operations.

Each Employee is responsible for complying with the standards set out in the Code and must ensure that their personal conduct is above reproach.

Each Employee has an obligation to assure that the conduct of others around him or her complies with the Code.

All Employees have a legal, moral, and ethical duty to report to InsightfulMind’s board of directors and the appropriate authorities any known or suspected violations of law, regulations or corporate policy, including the Code.

Breaches of law, regulations and the standards of conduct listed above may lead to serious consequences for the Employee concerned.

Annual Acknowledgement

Each Employee will be required to sign a statement annually that he or she has read and understands InsightfulMind’s Code of Ethics. This statement will also require that the Employee state that he or she is in full compliance with the Code. The form of statement is attached as Schedule “C”.

Schedule “A”

VALUES

FOCUS:  We exist only because we are in the e-learning business.

RESPECT:  We value all people, treating them with dignity at all times.

EXCELLENCE:  We strive for “Best in Class” in everything we do.

ACCOUNTABILITY:  We do what we say we will do and expect the same from others.

TEAMWORK:  We believe that cooperative action produces superior results.

INTEGRITY:  We are honest with each other, our customers, our partners, our shareholders and ourselves

OPEN COMMUNICATION:  We share information, ask for feedback, acknowledge good work, and encourage diverse ideas.

POSITIVE ATTITUDE:  We work hard, are rewarded for it, and maintain a positive attitude with a good sense of perspective, humor and enthusiasm.

Schedule “B”

REPORTABLE VIOLATIONS - ANONYMOUS REPORTING PROGRAM

Accounting Error
Accounting Omissions
Accounting Misrepresentations
Auditing Matters
Compliance/Regulation Violations
Corporate Scandal
Domestic Violence
Discrimination
Embezzlement
Environmental Damage
Ethics Violation
Fraud
Harassment
Industrial Accidents
Misconduct
Mistreatment
Poor Customer Service
Poor Housekeeping
Sabotage
Securities Violation
Sexual Harassment
Substance Abuse
Theft
Threat of Violence
Unfair Labor Practice
Unsafe Working Conditions
Vandalism
Waste
Waste of Time and Resources
Workplace Violence

Schedule “C”

ACKNOWLEDGEMENT AND CERTIFICATION STATEMENT

I acknowledge and certify that I have read and understand the information set forth in the Code of Ethics of InsightfulMind Learning, Inc. and will comply with these principles in my daily work activities. I am not aware of any violation of the standards of InsightfulMind’s Code of Ethical Conduct.

Date: _______________________________________________________

Name (print): _________________________________________________

Position: _____________________________________________________

Address: _____________________________________________________

Signature: ____________________________________________________